Exhibit 99.1

Contact: Jeaneen Pisarra
917.386.0387
jpisarra@sg-investors.com
Jessica Papini Lopez
917.386.0428
jpapini@sg-investors.com

RYDEX ANNOUNCES TICKER SYMBOL CHANGE FOR

CURRENCYSHARES® RUSSIAN RUBLE TRUST

NEW YORK – September 8, 2011 – Rydex|SGI, a leading investment manager, announced today that it will change the ticker symbol for the CurrencyShares® Russian Ruble Trust from XRU to FXRU, effective at the opening of business on Monday, September 12, 2011.

CurrencyShares® Russian Ruble Trust is designed to track the price of the Russian Ruble net of Trust expenses, which are expected to be paid from interest earned on the deposited Russian Ruble.

Rydex has been a pioneer in currency products, launching the nation’s first currency exchange traded product—CurrencyShares Euro Trust (NYSE Arca: FXE)—more than five years ago, as a way to provide investors access to benefits similar to those of holding currencies. Rydex offers the industry’s widest range of currency linked ETPs, including a Swiss Franc Trust and a Swedish Krona Trust. Collectively, the Rydex CurrencyShares line-up represents nearly $3.7 billion in assets.

About Rydex|SGI

Rydex|SGI manages approximately $24 billion in assets, including $8 billion in exchange traded product assets. The firm offers institutional investors and financial intermediaries a broad spectrum of traditional and non-traditional investment options that span four distinct disciplines: fundamental alpha (actively-managed equity and fixed-income), alternative strategies, target beta strategies, and ETFs. For more information, visit www.rydex-sgi.com or call 800.820.0888.

The CurrencyShares® Russian Ruble Trust (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest in the shares of a Trust, you should read the prospectus in the registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you may click the links above or the Trust will arrange to send you its prospectus if you request it by calling toll-free 800.820.0888.

CurrencyShares are subject to risks similar to those of stocks and may not be suitable for all investors. The value of the shares of each CurrencyShares Trust relates directly to the value of the foreign currency held by the particular Trust. This creates a concentration risk associated with fluctuations in the price of the applicable foreign currency. Accordingly, a decline in the price of that currency will have an adverse effect on the value of the shares of the particular CurrencyShares Trust. Factors that may have the effect of causing a decline in the price of a foreign currency include national debt levels and trade deficits, domestic and foreign interest rates, investment and trading activities of institutions and global or regional political, economic or financial events and situations. Investors should consider the investment objectives, risks, charges and expenses of these products carefully before investing. The prospectus pertaining to each product contains this and other information about the product. Please read the applicable prospectus, including the Risk Factors section, carefully before you invest. Shares can be bought and sold through a broker and the purchasers or sellers may have to pay brokerage commissions in connection with the transaction. Investment returns and principal value will fluctuate so that shares may be worth more or less than original cost. Shares may only be redeemed directly from the Trust by Authorized Participants via baskets (as defined in the prospectus). There can be no assurance that an active trading market for the shares will develop or be maintained. The CurrencyShares Trusts are not investment companies registered under the Investment Company Act of 1940.

Rydex Specialized Products LLC, d/b/a Rydex SGI, is the sponsor of each of the CurrencyShares Trusts. Rydex Distributors, LLC, an affiliate of Rydex SGI and Rydex Specialized Products LLC, is the distributor of the each of the CurrencyShares Trusts. The Bank of New York Mellon (NYSE: BK) is the trustee of the trust and JPMorgan Worldwide Securities Services (NYSE: JPM) is the depositary for the trust. Precidian Investments has collaborated with Rydex|SGI in connection to all CurrencyShares exchange traded products.

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